                                                                     Exhibit 4.7

(English Translation)

                             Joint Venture Agreement

      Konami Corporation (hereinafter referred to as "Konami") and Internet Initiative Japan Inc. (hereinafter referred to as "IIJ") wish to establish jointly a company who operates the Internet portal sites and to achieve results of cooperation between the parties in the field of consumer services and designing and production of contents by Konami and in the filed of technical assistance regarding system integration and operation of network system by IIJ, by taking a role respectively. NOW, THEREFORE, both parties hereby agree, in respect with Konami and IIJ being shareholders of the new company, as follows:

<Incorporation of New Company>

Article 1. (Incorporation Procedures)

1. Konami and IIJ shall incorporate Kabushiki Kaisha Internet Revolution as a Japanese stock corporation (hereinafter referred to as the "New Company") on February 1, 2006. Konami shall take all responsibilities for prior procedures, acquisition of approval and license, etc., necessary for incorporation.

2. The New Company shall bear and pay all the cost and expense which were necessarily incurred for incorporation (including fees of attorney and judicial scrivener, registration license tax); provided, however, that Konami shall advance such fee until the New Company commences its business.

3. Konami and IIJ shall make the New Company to submit a consent letter to this Agreement to the parties after the New Company is incorporated.

Article 2. (Articles of Incorporation)

      The Articles of Incorporation of the New Company shall be set forth as in
Exhibit 1.

Article 3. (Amount of the Capital at the Time of Incorporation)

      The amount of the capital shall be 1,250 million yen and the amount of the capital reserve shall be 1,250 million yen at the time of incorporation.

Article 4. (Shares)

      The total number of shares to be issued by the New Company at the time of incorporation shall be 25,000 shares and Konami subscribes for 17,500 shares and IIJ subscribes for 7,500 shares.

Article 5. (Accounting)

1. The fiscal year of the New Company shall commence on April 1 of each year and end on March 31 of the following year.

2. The accounting auditor of the New Company shall be KPMG AZSA & Co. and, in the case of changing the accounting auditor, Konami and IIJ shall consult with each other and determine.

Article 6. (Directors)

1. The number of directors of the New Company shall be five.

2. Konami will nominate three directors of the New Company and IIJ will nominate two directors of the New Company.

3. Konami and IIJ may request dismissal of the directors nominated by itself at its own discretion and the other party will not object to such request.

4. Konami and IIJ may nominate substitution for any of the directors of the New Company nominated by itself who is no more a director for the reason of resign, retirement, death, dismissal or any other reason.

5. Konami and IIJ shall cooperate and vote each shares at the shareholders' meetings of the New Company in order to appoint or dismiss directors in accordance with the clause 2, 3 and 4.

6. In case that the shareholding ratio of each party is changed, the party who holds the majority shares may nominate three Directors.

7. The New Company shall pay remuneration to each director within the reasonable limits of amount as determined through the resolutions of the Board of Directors' Meetings and shall not pay retirement allowances.

Article 7. (Statutory Auditors)

1. The number of statutory auditors of the New Company shall be three.

2. Konami shall nominate one full-time statutory auditor and one part-time statutory auditor of the New Company and IIJ shall appoint one part-time statutory auditor of the New Company.

3. Konami and IIJ may submit dismissal of the statutory auditors nominated by itself at its own discretion and the other party will not object to such dismissal.

4. Konami and IIJ may nominate substitution for any of the statutory auditors of the New Company nominated by itself who is no more a statutory auditor for the reason of resign, retirement, death, dismissal or any other reason.

5. Konami and IIJ shall cooperate and vote each shares at the shareholders' meetings of the New Company in order to appoint or dismiss statutory auditors in accordance with the sub-clause 2, 3 and 4.

6. In case that the shareholding ratio of each party is changed, the party who holds the majority shares may nominate two Directors.

7. The New Company shall pay remuneration to each statutory auditor within the reasonable limits of amount as determined through the resolutions of the Board of Directors' Meetings and shall not pay retirement allowances.

Article 8. (Personnel Matters)

1. Konami shall transfer employment of its eighteen employees (excluding directors and statutory auditors) to the New Company as employees of the New Company and IIJ shall have its ten employees (excluding directors and statutory auditors) on loan to the New Company as employees of the New Company at the time of incorporation; provided, however, that Konami and IIJ acknowledge that the number of employees set forth in this clause may be increased or decreased within the reasonable limit until the incorporation of the New Company after this Agreement is entered.

2. The conditions of employment of Konami shall apply mutatis mutandis to the conditions of employment of the New Company.

<Management of the New Company>

Article 9. (Matters to be Resolved by the Unanimous Votes at the Board of Directors)

      The following matters shall be resolved by the unanimous votes at the Board of Directors of the New Company;

i. Amendment to the standards for matters requiring resolution at a meeting of the Board of Directors and the number of voting rights relating to such standards in the Regulations of the Board of Directors (the

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      Regulations of the Board of Directors originally provided for shall be set forth in Exhibit 2 attached hereto); and

ii. Withdraw from the business as a whole or principal business of the New Company, assignment of the business of the New Company as a whole or an important part thereof and dissolution of the New Company.

Article 10. (Obligations of the New Company)

      The New Company shall perform the following matters for Konami and IIJ;

i. to submit the financial statement reporting of each quarter in accordance with U.S.GAAP within each period which Konami and IIJ designate respectively; and

ii. to respond to the request such as reporting, auditing etc., in case that Konami or IIJ requests to the New Company without a delay in accordance with any applicable laws to Konami or IIJ, including the Commercial Code of Japan, Securities Exchange Law of Japan, Securities Exchange Act, the Public Company Accounting Reform and Investor Protection Act of 2002.

Article 11. (Operation Plans and Financing)

1. Konami and IIJ acknowledges in advance that both parties shall provide funding not more than 300 million yen to the New Company from November 1, 2006 until April 30, 2007 for capital investment and operating capital required in accordance with the operation plan of the New Company agreed by both parties at the time of conclusion of this Agreement (hereinafter referred to as "the Operation Plan of the New Company"). The ratio of the amount to be borne by each party shall be in accordance with the respective shareholding ratios of such party and the method of funding, such as issuance of new shares, loan or any other appropriate ones, shall be agreed separately between Konami and IIJ.

2. Konami and IIJ shall cooperate and vote each shares at the Meetings of Directors and the shareholders' meetings (if applicable) of the New Company in order that such method of funding agreed between both parties in accordance with the preceding clause should be approved.

3. In case that the Operation Plan of the New Company is changed in accordance with the agreement between Konami and IIJ, Konami and IIJ shall not be prevented from changing the time and amount of the funding set forth in the preceding clause.

<Matters Agreed on the New Company>

Article 12. (Public Announcement)

      In case that Konami, IIJ or the New Company will make transmission of information, press release etc., upon the commencement of the operation of the New Company, such three parties shall agree the content and the time in advance. In such cases, the directors of the respective Konami, IIJ and the New Company shall cooperate and make such an announcement.

Article 13. (The Items to be Accepted in Advance by Konami and IIJ)

1. The New Company shall obtain prior written acceptance by Konami and IIJ in case that the New Company shall determine the items which brings amendment to the current and future capital structure of the New Company, such as issuance of new shares, issuance of share acquisition rights.

2. In case that the New Company will issue shares, share acquisition rights, bonds with share acquisition rights etc. (hereinafter referred to as the "Shares") in accordance with the acceptance by Konami and IIJ as set forth in the preceding clause, Konami and IIJ shall subscribe for the Shares in proportion to the respective

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shareholding ratios of each party before such issuance of the Shares unless otherwise agreed in written. Notwithstanding the acceptance in accordance with the preceding clause, in case that Konami or IIJ will not subscribe for the Shares in proportion to the respective shareholding or complete the payment by the share payment date which the New Company designates, the New Company may assume that such party waived the right to subscribe the Shares and the New Company may request the other party to subscribe for the Shares.

Article 14. (Consultation)

      If the New Company fails in respect to one of the following conditions, Konami and IIJ shall consult with each other on continuance of the operation, amendment to the ratios of shareholding, additional investment of the New
Company:

i. in case that it is revealed that the amount more than the amount of funds planned to be necessary at the beginning (2,800 million yen) is necessary as the funds; or

ii. it is reveled that substantial change is necessary to the operating plan of the New Company;

Article 15. (Transfer of Shares)

1. Konami and IIJ shall continue to hold the shares of the New Company while this Agreement remains in effect and shall not assign, gift, pledge, mortgage such shares unless otherwise agreed between both parties.

2. In case that the other party fails in respect to one of the conditions set forth in Article 17. iv, v, or vi, Konami or IIJ may obtain first rights to purchase all the shares of the New Company which the other party obtains upon prior written notice to the other party within thirty days from the time of such failure. The purchase price of the shares in this case shall be calculated in accordance with the measures which both parties assume as reasonable.

Article 16. (Liquidation)

      In case that the New Company enters into liquidation, IIJ and Konami shall receive a liquidation distribution in proportion to the respective shareholding ratios of each party at the time of liquidation.

Article 17. (Termination of this Agreement)

      This Agreement shall remain in full force until one of the following cases occurs;

i. in case that Konami and IIJ agree on termination of this Agreement with each other in written;

ii. in case that the number of respective voting right to the New Company which Konami or IIJ owns becomes less than twenty percent;

iii. in case that the New Company has made a resolution on new listing on securities markets;

iv.   in case that Konami or IIJ has made a resolution on dissolution;

v. in case that Konami or IIJ fails into payment suspension or insolvency, or files by itself or by a third party of a commencement of the proceedings of bankruptcy, civil rehabilitation, company liquidation, special liquidation or corporate reorganization; or

vi. in case that, if Konami or IIJ violates this Agreement, the non-violating party declares an intention to terminate this Agreement in written notice for the reason that such failure remains uncorrect more than sixty days from such receipt, notwithstanding the receipt of written notice from the non-violating party informing such failure and correction.

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Article 18. (Confidentiality)

1. Konami and IIJ shall keep secret and confidential technology, information, data, know-how, etc. disclosed by the other party by clearly expressing as confidential (hereinafter referred to as "Confidential Information") and shall not disclose Confidential Information to any third party, unless otherwise required by law or order of court proceedings during three years from the time of such disclosure (provided, however, that the preceding limit of confidentiality period shall not be applicable for Confidential Information in relation to the customer of the disclosing party and personal information). Konami and IIJ acknowledge in advance that the other party may disclose the fact and the contents of this Agreement in public in accordance with the provisions of the relative securities exchange laws of Japan and U.S.

2. The term "Confidential Information" shall not include any such information obtained from the other party or the New Company which was already or becomes publicly known through no wrongful act, was in the possession of the other party at the time of the disclosure or is rightfully received from a third party.

3. The obligation set forth in this article shall survive the termination of this Agreement for any reason.

Article 19. (Governing Law)

      This Agreement shall be governed by and construed in accordance with the laws of Japan.

Article 20. (Jurisdiction)

      The original and non-exclusive jurisdiction shall be the Tokyo District Court.

Article 21. (No Assignment)

      Neither Konami nor IIJ may assign its rights or obligation under this Agreement or transfer or pledge this Agreement without prior written consent of the other party.

IN WITNESS WHEREOF, this Agreement has been executed in duplicate, one each of which shall be retained by each party after the printing of its name and the impression of its seal.

January 19, 2006

                        Konami: Konami Corporation
                                2-4-1, Marunouchi, Chiyoda-ku, Tokyo, Japan
                                Kagemasa Kozuki
                                Representative Director

                        IIJ:    Internet Initiative Japan Inc.
                                105, Kanda Jinbo-cho 1-chome
                                Chiyoda-ku, Tokyo
                                Koichi Suzuki
                                Representative Director

(English Translation)

Exhibit 1

                            ARTICLES OF INCORPORATION

                                          Executed on January 19, 2006

                                          Notarized on

                                          Incorporated on

                          CHAPTER I. GENERAL PROVISIONS

Article 1. (Corporate Name)

      The Company shall be called Kabushiki Kaisha Internet Revolution, which shall be expressed in English as Internet Revolution Inc.

Article 2. (Objects)

      The objects of the Company shall be to engage in the following categories of business:

(1) Planning, development, designing, manufacturing, sales, lease, export and import of or for computers, peripherals, relative devices and computer software;

(2) Sales, lease of and agency for mobile telephones and mobile telecommunication equipment;

(3)   Management business of computer networks;

(4)   Planning, design, production, editing of Internet content and website;

(5)   Agency for obtaining Internet domain names;

(6)   Internet connectivity services business;

(7)   Operation of Internet online shopping mall;

(8) Agency for operation and introduction of Internet online settlement system;

(9) Planning, production, sales, export and import of master copies of CDs, DVDs, music tapes, videos, game devices, software;

(10) Collection, distribution, processing and sales of information, graphical content, music and sales of the relative device and equipment on telecommunication system;

(11)  Information processing service and information provision service business;

(12) Planning, production, operation of advertising, promotion, event and advertising agency;

(13)  Sales of information media for advertising;

(14) Planning, editing, production and sales of printed materials such as books and magazines and electronic publication;

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(15)  Online shopping business;

(16)  Various marketing business;

(17)  Agency for collection;

(18) Agency for consulting of sales promotion, application acceptance, customer management;

(19)  Issuance and sales of prepaid voucher specified in the relative law;

(20) Management of entertainers, models, artists, athletes and the portrait rights;

(21) Planning and development of character goods, management, licensing, assignment of the copyrights, the design patent rights, the trademark rights of such character goods and agency and representation related to the foregoing;

(22) Obtaining and management of intellectual property rights and industrial property rights such as copyrights, neighbouring rights, design patent rights, trademark rights, etc;

(23)  Purchase and sales of secondhand goods;

(24)  Sales, processing, export and import of petroleum products and foods;

(25) Manufacturing, processing, export and import of cosmetics, medical products, quasi-drugs, alcoholic liquors, oils and fats, health appliances and medical appliances;

(26) Development, manufacturing, processing, export and import of textile products for clothing, garments, interior products, daily goods, home electrical appliance, cameras, game machines, sports equipment, toys;

(27) Production of seed and ornamental plant, breeding of pet animals, export and import of such plant and pet animals and manufacturing, processing, sales, export and import of gardening goods and pet goods; and

(28)  Any and all businesses incidental or related to the foregoing.

Article 3. (Location of Head Office)

      The Company shall have its head office in Minato-ku, Tokyo.

Article 4. (Method of Public Notice)

      Public notices of the Company shall be given by official gazette.

                               CHAPTER II. SHARES

Article 5. (Total Number of Shares Authorized to be Issued)

      The total number of shares authorized to be issued by the Company shall be one hundred thousand (100,000) shares.

Article 6. (Restriction on Transfer of Shares)

      The transfer of shares of the Company shall be approved by a resolution of the Board of Directors.

Article 7. (Record Date)

      The shareholders entitled to exercise voting rights at the ordinary general meeting of shareholders of the

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Company relevant to each fiscal year shall be those shareholders with voting rights who are listed or recorded in the last register of shareholders as of March 31 of the fiscal year.

2. In addition to the preceding paragraph, whenever necessary, the Company may fix a record date after giving a public notice according to a resolution of the Board of Directors.

Article 8. (Nonissuance of Share Certificates)

      The Company may suspend to issue share certificates.

                  CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

Article 9. (Convocation)

      An ordinary general meeting of shareholders of the Company shall be held within three (3) months from the day immediately following the settlement of accounts of each fiscal year and an extraordinary general meeting of shareholders may be held from time to time whenever necessary.

2. The shareholders entitled to exercise voting rights shall be those shareholders with voting rights who are listed or recorded in the last register of shareholders as of March 31 of the fiscal year at the ordinary general meeting of shareholders of the Company and who are recorded in the last register of shareholders as of the date fixed according to the resolution of the Board of Directors at the extraordinary general meeting of shareholders.

3. A general meeting of shareholders may be at the location of the head office of the Company.

Article 10. (Convocator and Chairman)

      Unless otherwise provided for by law, a general meeting of shareholders shall be convened and chaired by the Chairman or the President. Should the Chairman and the President be unable to so act, another director shall act in his/her place in the order predetermined by the Board of Directors.

Article 11. (Method of Resolution)

      Unless otherwise provided for by law or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority vote of shareholders present at the meeting.

Article 12. (Voting by Proxy)

      A shareholder may exercise his/her voting right through another shareholder having voting rights acting as a proxy in a general meeting of shareholders; provided that the number of his/her proxy shall be one (1) and an instrument evidencing his/her power as proxy shall be submitted to the Company.

                CHAPTER IV. DIRECTORS AND THE BOARD OF DIRECTORS

Article 13. (Number of Directors)

      The number of directors of the Company shall be five (5).

Article 14. (Election of Directors)

      Directors of the Company shall be elected at a general meeting of shareholders.

2. A resolution for election of directors of the Company shall be made by a majority of voting rights of the shareholders present at the meeting where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders are present.

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3. Cumulative voting shall not be adopted for such election.

Article 15. (Term of Office of Directors)

      The term of office of directors shall expire at the close of the ordinary general meeting of shareholders held in relation to the last settlement of accounts within one (1) year following their assumption of office.

2. The term of office of a director elected to increase the number of directors shall expire at the time when the term of office of the other incumbent directors shall expire.

3. The term of office of a director elected to fill a vacancy shall expire at such time as the term of office of his/her predecessor would otherwise expire.

Article 16. (Representative Director and Directors with Specific Titles)

      Representative Directors shall be elected by the resolution of the Board of Directors.

2. The Board of Directors may, by its resolution, select from among its members one Chairman, one President, several Vice Presidents, several Senior Managing Directors, several Managing Directors.

Article 17. (Convocation and Chairman of Meetings of the Board of Directors)

      Unless otherwise provided for by law, a meeting of the Board of Directors shall be convened and chaired by the Chairman or the President. Should the Chairman and the President be unable to so act, another director shall act in his/her place in the order predetermined by the Board of Directors.

2. The notice of convocation of a meeting of the Board of Directors shall be given to each director and statutory auditor at least three (3) days prior to the day set for such meeting; provided, however, that this period may be further shortened under pressing circumstances.

Article 18. (Regulations of Board of Directors)

      Unless otherwise provided for by law or or these Articles of Incorporation, matters concerning meetings of the Board of Directors shall be governed by the Regulations of Board of Directors to be prescribed by the Board of Directors.

Article 19. (Remuneration)

      The total amount of remuneration for directors shall be determined in a general meeting of shareholders.

      CHAPTER V. STATUTORY AUDITORS AND THE BOARD OF STATUTORY AUDITORS

Article 20. (Number of Statutory Auditors)

      The Company shall have three (3) statutory auditors.

Article 21. (Election of Statutory Auditors)

      Statutory auditors of the Company shall be elected at a general meeting of shareholders.

2. A resolution for election of statutory auditors shall be made by a majority of voting rights of the shareholders present at the meeting where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders are present.

Article 22. (Term of Office of Statutory Auditors)

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      The term of office of statutory auditors shall expire at the close of the ordinary general meeting of shareholders in relation to the last settlement of accounts within four (4) years following their assumption of office.

2. The term of office of a statutory auditor elected to fill a vacancy shall expire at such time as the term of office of his/her predecessor would otherwise expire.

Article 23. (Standing Statutory Auditors)

      The Statutory Auditors of the Company shall elect Standing Statutory Auditors from among themselves.

Article 24. (for Convocation of the Meeting of the Board of Statutory Auditors)

      A notice of the convocation of a meeting of the Board of Statutory Auditors shall be given to each statutory auditor at least three (3) days prior to the date set for such meeting; provided, however, that such period may be shortened under pressing circumstances.

Article 25 (Regulations of the Board of Statutory Auditors)

      Unless otherwise provided for by law or these Articles of Incorporation, matters concerning meetings of the Board of Statutory Auditors shall be governed by the Regulations of Board of Statutory Auditors to be prescribed by the Board of Statutory Auditors.

Article 26. (Remuneration)

      The total amount of remuneration for statutory auditors shall be determined in a general meeting of shareholders.

                             CHAPTER VI. ACCOUNTING

Article 27.       (Fiscal Year)

      The fiscal year of the Company shall commence on April 1 of each year and end on March 31 of the following year and the last day of the fiscal year shall be the closing date of its accounts.

Article 28. (Dividends and Interim Dividends)

      Dividends shall be paid to the shareholders or pledgees who are listed or recorded in the last register of shareholders as of the closing date of each account of the Company.

2. The Company may, by resolution of the Board of Directors, pay interim dividends to shareholders or pledgees listed or recorded in the last register of shareholders as of September 30 in each year.

Article 29. (Prescription Period)

      In case dividends or interim dividends remain unreceived for three (3) full years after the first date of payment, the Company shall be relieved from the obligation to make payment thereof.

                      CHAPTER VII. SUPPLEMENTARY PROVISIONS

Article 30. (Number of Shares to be issued at the time of Incorporation)

      The number of shares to be issued at the time of incorporation shall be twenty-five thousand (25,000) common shares and the par value of a share shall be one hundred thousand (100,000) Yen; provided, however, that the amount not to be incorporated into capital out of the total paid value of new shares shall be fifty thousand

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(50,000) Yen per share.

Article 31. (First Fiscal Year)

      The first fiscal year of the Company shall commence on the date of incorporation and end on March 31, 2006.

Article 32. (Term of Office of the First Directors and the First Statutory Auditors)

      The term of office of the first directors and the first statutory auditors of the Company shall expire at the close of the ordinary general meeting of shareholders held in relation to the last settlement of accounts within one (1) year following their assumption of office.

Article 33. (First Directors and First Statutory Auditors)

      The first directors and the first statutory auditors of the Company shall be as follows;

      Directors: Kazuya Takahashi, Hiroshi Nagaoka, Akira Tamai, Takashi Taniguchi, Hideshi Hojo

      Statutory auditors: Sigeru Masuko, Yasumasa Iwagaki, Akihisa Watai

Article 34. (Name, Address of Incorporators and Number of Shares to be
Subscribed)

      The name and address of the incorporators and the number of shares to be subscribed by the incorporators shall be as follows;

      Konami Corporation
      2-4-1, Marunouchi, Chiyoda-ku, Tokyo
      seventeen thousand and five hundred (17,500) common shares

      Internet Initiative Japan Inc.
      1-105, Kanda Jinbo-cho, Chiyoda-ku, Tokyo seven thousand and five hundred (7,500) common shares

Article 35. (Application of Laws)

      Matters not specifically provided for in these Articles of Incorporation shall be determined in conformity with the Commercial Code and other laws.

The incorporators hereto have caused these Articles of Incorporation to be duly executed and delivered as of the date written below by their duly authorized representatives for the purpose to establish Internet Revolution Inc.

Dated this 19th day of January, 2006.

                                Kagemasa Kozuki
                                Representative Director
                                Konami Corporation
                                2-4-1, Marunouchi, Chiyoda-ku, Tokyo, Japan

                                Koichi Suzuki
                                Representative Director
                                INTERNET INITIATIVE JAPAN INC.
                                1-105, Kanda Jinbo-cho, Chiyoda-ku, Tokyo, Japan

                                       11
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(English Translation)

Exhibit 2

                      REGULATIONS OF THE BOARD OF DIRECTORS

                          CHAPTER 1. GENERAL PROVISIONS

Article 1. (Objects of These Regulations)

      Matters concerning the Board of Directors of the Company, unless otherwise provided for by law or the Articles of Incorporation of the Company, shall be governed by these Regulations of the Board of Directors.

Article 2. (Organization and Authority)

      1. The Board of Directors shall be organized by all directors and decide on important matters concerning execution of business of the Company.

      2. Statutory auditors must attend meetings of the Board of Directors and must give their opinions thereat when it is deemed necessary.

Article 3. (Presence by persons other than Directors and Statutory Auditors)

      Any persons other than directors and statutory auditors may attend meetings of the Board of Directors and be requested for their opinions or explanation when the chairman deems it necessary.

Article 4. (Meetings)

      1. Meetings shall be held once a month; provided, however, that meetings may be adjourned with a prior notice.

      2. In addition to the preceding paragraph, extraordinary meetings may be convened whenever necessary.

Article 5. (Place of Meetings)

      The place of meeting of the Board of Directors shall be head office; provided that meetings of the Board of Directors may be convened at other place or over teleconference system when necessary.

                             CHAPTER 2. CONVOCATION

Article 6. (Convocators)

      A meeting of the Board of Directors shall be convened by the Chairman or the President. In the event the Chairman and the President is prevented from so doing, another director shall convene the meeting in the order previously determined by a resolution of the Board of Directors.

Article 7. (Procedure of Convening)

      1. A notice of convening a meeting of the Board of Directors shall be dispatched to each director and statutory auditor at least three (3) days prior to the date of the meeting; provided, however, that the notice period may be shortened in the case of emergency.

      2. A notice of convening a meeting of the Board of Directors shall be in written and include the time and date and the place of the meeting and the agenda. In case that attendance over

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            teleconference system is permitted, such notice shall include such permission and the place to attend at over teleconference system.

      3. With an oral notice, a meeting of the Board of Directors may be held, in the case of emergency, without such a notice as in the preceding paragraph. In that case, the agenda of a meeting is not required to be included in such a notice.

                             CHAPTER 3. PROCEEDINGS

Article 8. (Chairman)

      At meetings of the Board of Directors, the President of the Company shall act as chairman. In the event that the President is prevented from so doing, another director shall act as chairman in the order previously determined by a resolution of the Board of Directors.

Article 9. (Matters Requiring Resolution)

      The matters which shall require approval of the Board of Directors shall be in accordance with the Schedule 1 and Schedule 2.

Article 10. (Resolution)

      1. A majority of all directors present at the meeting shall constitute a quorum. A resolution by the Board of Directors for the matters requiring resolution regarding the matters set forth in Schedule 1 shall be made by the unanimous vote of the directors present at the meeting of the Board of Directors and a resolution by the Board of Directors for the matters requiring resolution regarding the matters set forth in Schedule 2 shall be made by a majority vote of the directors present at the meeting of the Board of Directors.

      2. Any director who has any special interest with respect to the agenda of a meeting of the Board of Directors in the preceding paragraph may not exercise his voting rights (in the matter). In this case, such director shall not be counted in the number of directors present set forth in the preceding paragraph.

Article 11. (Minutes)

      The proceedings and the results of the meetings of the Board of Directors shall be stated or recorded in the Minutes, and shall be signed and sealed by the directors and the statutory auditors present at any such meeting.

Appendix

Article 12. (Effective Date)

      These Regulations shall take effective as from February 1, 2006.

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Schedule 1

                   Standards for Matters Requiring Resolution

      Important matters concerning execution of business of the Company and disposition of important assets of the Company(not less than one thousand million (1,000,000,000) Yen per one case thereof);

        (1)   Changes of principal objects of the business of the Company;

        (2) Withdraw from the business as a whole or principal business of the Company or assignment of the business of the Company as a whole or an important part thereof;

        (3)   Dissolution of the Company; and

        (4) Amendment to the standards for matters requiring resolution at a meeting of the Board of Directors and the number of voting rights relating to such standards in these Regulations.

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Schedule 2

                   Standards for Matters Requiring Resolution

      (1)   Matters relating to meetings of shareholders;

            - Convocation of meetings of shareholders and decisions of items on the agenda of meetings of shareholders (not including standards for matters requiring resolution set forth in Schedule 1);

      (2)   Matters relating to directors;

            - Elections and dismissals of Representative Directors and decisions of joint representatives;

            - Elections and dismissals of directors with special titles and executive officers with specific titles;

            - Approvals of transactions between directors and the Company;

            - Approvals of competing business transactions by directors;

            - Determinations of orders among the directors and orders relating to directors' acting on behalf of other directors;

      (3)   Matters relating to accounting;

            -     Approval of financial statements and exhibits;

            -     Payment of interim dividends;

      (4)   Matters relating to shares;

            -     Issuances of new shares;

            -     Issuances of stock acquisition rights;

            -     Cancellation of stock acquisition rights;

            -     Issuances of bonds with stock acquisition rights;

            -     Issuances of bonds;

            -     Capitalization of legal reserves;

            - Stock split and increase of the total number of shares to be issued by the Company;

      (5)   Matters relating to organizations and personnel;

            -     Establishments, changes and abolitions of branch offices;

            -     Elections and dismissals of managers;

            - Establishments, changes and abolitions of organizations, important divisions;

            - Establishments, mergers or dissolutions of subsidiaries or affiliate companies;

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            -     Elections and dismissals of executive officers and general managers;

      (6)   Matters relating to execution of important business;

            - Decisions and changes of medium/long term plans and short term management plans (operation plans);

            -     Decisions of plans of advances to new business;

            - Acquisition of important assets (not less than one hundred million (100,000,000) Yen per one case thereof);

            - A large amount of borrowings and guaranty for debts (not less than one hundred million (100,000,000) Yen per one case thereof);

            - Establishment of lease and security of important assets of the Company (not less than one hundred million (100,000,000) Yen per one case thereof);

            - dispositions of important assets of the Company, commencements or terminations of transactions and conclusions of contracts (not less than one thousand million (1,000,000,000) Yen per one case thereof);

            - Important capital/business cooperations or cancellations thereof;

            -     Establishments of important internal rules;

      (7)   Other matters;

            -     Approval of important matters of subsidiaries;

            - Filing of important litigation (in case that the amount of such financial impact shall be not less than one hundred million (100,000,000) yen per case thereof);

            - Other matters which are recognized as necessary than each of the preceding sections.

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